Exhibit 99.1


       Thomas D. Clark, Jr. Elected to Dynegy Board Of Directors


    HOUSTON--(BUSINESS WIRE)--July 1, 2003--Dynegy Inc. (NYSE:DYN) today announced that Thomas D. Clark, Jr. has been elected as an additional member of the company's board of directors.
    Clark, 62, is the Edward G. Schlieder Chair of Information Science and Director of the Center for Virtual Organizations and Commerce in the E. J. Ourso College of Business Administration at Louisiana State University in Baton Rouge. Before returning to the faculty full time in August 2002, he was the Ourso Distinguished Professor of Business Administration and Dean of the College.
    Clark previously was a faculty member in the Business College at The Florida State University, serving as Chairman of Information and Management Sciences and Director of the Center for Information Systems Research. Prior to this position, he was the Gage Crocker Outstanding Professor at the Air Force Institute of Technology where he served in the School of Engineering. Clark also served as a decision analyst for the Assistant Secretary of the Air Force and was the functional manager of the USAF Maintenance Management Information System.
    "Tom has extensive operational, management and consulting experience in government, business management and policy development," said Bruce A. Williamson, president and chief executive officer of Dynegy Inc. "We are pleased to add him to our board and look forward to drawing on his experience and expertise."
    Clark holds a doctorate of business administration from The Florida State University, a master's of business administration from Arizona State University and a bachelor's degree in biological sciences from Mercer University. He has served on several professional, community, volunteer and service boards, currently including the United Way and the Istrouma Council of the Boy Scouts of America. Clark previously was on the board of directors of Ocean Energy, serving as chairman of the Audit Committee.
    Dynegy's board of directors now totals 13 members.
    Dynegy Inc. provides electricity, natural gas, and natural gas liquids to wholesale customers in the United States and to retail customers in the state of Illinois. The company owns and operates a diverse portfolio of energy assets, including power plants totaling more than 13,000 megawatts of net generating capacity, gas processing plants that process more than 2 billion cubic feet of natural gas per day and approximately 40,000 miles of electric transmission and distribution lines.


    CONTACT: Dynegy Inc., Houston
             Media:
             John Sousa or David Byford, 713/767-5800 or
             Analysts:
             Christina Cavarretta or Mona Evans, 713/507-6466